                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             Beazer Homes USA Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   07556Q105
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No. 07556Q105                                         Page 1 of 10 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power            387,310
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                0


                                 7) Sole Dispositive Power       396,900


                                 8) Shared Dispositive Power           0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 396,900


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)            6.0


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             Beazer Homes USA Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   07556Q105
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.   07556Q105                                        Page 2 of 10 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                  387,310
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                      0


                            7) Sole Dispositive Power             396,900


                            8) Shared Dispositive Power                 0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 396,900


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)             6.0

   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             Beazer Homes USA Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   07556Q105
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.   07556Q105                                       Page 3 of 10 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association   22-1146430

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  United States


  Number of Shares             5) Sole Voting Power                  387,310
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                      0


                               7) Sole Dispositive Power             396,900


                               8) Shared Dispositive Power                 0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     396,900


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                6.0


   12) Type of Reporting Person (See Instructions)                      BK

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             Beazer Homes USA Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   07556Q105
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.   07556Q105                                       Page 4 of 10 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Asset Management Group, Inc. 23-2784752

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  United States


  Number of Shares             5) Sole Voting Power                  387,310
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                      0


                               7) Sole Dispositive Power             396,900


                               8) Shared Dispositive Power                 0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     396,900


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                6.0


   12) Type of Reporting Person (See Instructions)                      IA

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             Beazer Homes USA Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   07556Q105
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.   07556Q105                                       Page 5 of 10 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        Provident Capital Management, Inc. 23-2083823

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  United States


  Number of Shares             5) Sole Voting Power                  387,310
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                      0


                               7) Sole Dispositive Power             396,900


                               8) Shared Dispositive Power                 0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     396,900


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                6.0


   12) Type of Reporting Person (See Instructions)                      IA

ITEM 1(a) - NAME OF ISSUER:

Beazer Homes USA Inc.

ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

Suite C-550, 5775 Peachtree Dunwoody Road, Atlanta, GA 30342

ITEM 2(a) - NAME OF PERSON FILING:

PNC Bank Corp.; PNC Bancorp, Inc.; PNC Bank, National Association; PNC Asset Management Group, Inc.; and Provident Capital Management, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

PNC Bank Corp., One PNC Plaza, 249 5th Avenue, Pittsburgh, PA 15222-2707

PNC Bancorp, Inc., 222 Delaware Avenue, Wilmington, DE 19899

PNC Bank, National Association, One PNC Plaza, 249 Fifth Avenue,
Pittsburgh, PA 15222-2707

PNC Asset Management Group, Inc., 1600 Market Street, 29th Floor, Philadelphia, PA 19103

Provident Capital Management, Inc., 1600 Market Street, 29th Floor, Philadelphia, PA 19103

ITEM 2(c) - CITIZENSHIP:

PNC Bank Corp. - Pennsylvania

PNC Bancorp, Inc. - Delaware

PNC Bank, National Association - United States

PNC Asset Management Group, Inc. - Delaware

Provident Capital Management, Inc. - Pennsylvania

ITEM 2(d) - TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e) - CUSIP NUMBER:

07556Q105

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a)  [   ]  Broker or dealer registered under Section 15 of the Act,

(b)  [ X ]  Bank as defined in Section 3(a)(6) of the Act,

(c)  [   ]  Insurance Company as defined in Section 3(a)(19) of the Act,

(d)  [   ]  Investment Company registered under Section 8 of the Investment
            Company Act,

(e)  [ X ]  Investment Adviser registered under Section 203 of the Investment
            Advisers Act of 1940,

(f)  [   ]  Employee Benefit Plan, pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

(g)  [ X ]  Parent Holding Company, in accordance with Rule 13d-(b)(ii)(G),

(h)  [   ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1996:

(a) Amount Beneficially Owned:                               396,900 shares*

(b) Percent of Class:                                                 6.0*

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote               387,310

      (ii) shared power to vote or to direct the vote                   0

     (iii) sole power to dispose or to direct the disposition of  396,900

      (iv) shared power to dispose or to direct the disposition of      0

* Does not include 800 shares of Issuer's Series A Cumulative Convertible Exchangeable Preferred Stock held in one or more accounts by PNC Bank, FSB, a wholly owned subsidiary of PNC Bancorp, Inc. located at 3305 Flamingo Drive, Vero Beach, FL 32963. PNC Bank, FSB has sole voting power and sole dispositive power with respect to such shares.

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of PNC Bank Corp. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

PNC Bank, National Association - BK (wholly owned subsidiary of
PNC Bancorp, Inc.)

PNC Asset Management Group, Inc. - IA (wholly owned subsidiary of PNC Bank, National Association)

Provident Capital Management, Inc. - IA (wholly owned subsidiary of PNC Asset Management Group, Inc.)

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP.

Not applicable.


ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 14, 1997
         --------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         --------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President
         and Chief Financial Officer
         --------------------------------------------
         Name/Title


         February 14, 1997
         --------------------------------------------
         Date


         /s/ PAUL L. AUDET
         --------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         --------------------------------------------
         Name/Title


         February 14, 1997
         --------------------------------------------
         Date


         /s/ THOMAS R. MOORE
         --------------------------------------------
         Signature - PNC Bank, National Association

         Thomas R. Moore, Vice President and
         Assistant Secretary
         --------------------------------------------
         Name/Title


         February 14, 1997
         --------------------------------------------
         Date


         /s/ BRIAN F. LILLY
         --------------------------------------------
         Signature - PNC Asset Management Group, Inc.

         Brian F. Lilly, Chief Financial Officer
         and Treasurer
         --------------------------------------------
         Name/Title


         February 14, 1997
         --------------------------------------------
         Date


         /s/ YOUNG D. CHIN
         --------------------------------------------
         Signature - Provident Capital Management, Inc.

         Young D. Chin, President
         --------------------------------------------
         Name/Title


                     SEE AGREEMENT ATTACHED AS EXHIBIT A

                                  AGREEMENT                           EXHIBIT A

                               February 14, 1997

     The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by Beazer Homes USA Inc.

     Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

     Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

     This agreement applies to any amendments to Schedule 13G.

                          PNC BANK CORP.


                          BY:  /s/ ROBERT L. HAUNSCHILD
                              -----------------------------------------
                               Robert L. Haunschild, Senior Vice President
                               and Chief Financial Officer


                          PNC BANCORP, INC.


                          BY:  /s/ PAUL L. AUDET
                              -----------------------------------------
                               Paul L. Audet, Vice President


                          PNC BANK, NATIONAL ASSOCIATION


                          BY:  /s/ THOMAS R. MOORE
                              -----------------------------------------
                               Thomas R. Moore, Vice President and
                               Assistant Secretary


                          PNC ASSET MANAGEMENT GROUP, INC.


                          BY:  /s/ BRIAN F. LILLY
                              -----------------------------------------
                               Brian F. Lilly, Chief Financial Officer
                               and Treasurer


                         PROVIDENT CAPITAL MANAGEMENT, INC.


                          BY:  /s/ YOUNG D. CHIN
                              -----------------------------------------
                               Young D. Chin, President